                                                                    Exhibit 99.1

(CINCINNATI INSURANCE COMPANIES LOGO)

                                             CINCINNATI FINANCIAL CORPORATION
                            Mailing Address:         P.O. BOX 145496
                                                CINCINNATI, OHIO 45250-5496
                                                      (513) 870-2000


                                            Investor Contact: Heather J. Wietzel
                                                                  (513) 870-2768
                                                 Media Contact: Joan O. Shevchik
                                                                  (513) 603-5323


            CINCINNATI FINANCIAL CORPORATION COMPLETES EXCHANGE OFFER AND RESCISSION OFFER FOR ITS 6.90% SENIOR DEBENTURES DUE 2028

CINCINNATI, MAY 4, 2005 -- CINCINNATI FINANCIAL CORPORATION (NASDAQ: CINF) announced today that it has completed its previously announced offer to exchange its outstanding 6.90% senior debentures due 2028 (old debentures) for up to $420 million aggregate principal amount of newly issued 6.92% senior debentures due 2028 (exchange debentures). Additionally, the company has completed its offer to repurchase up to $420 million aggregate principal amount of old debentures at a price of $999.03 per $1,000 principal amount, which represents the original price of the old debentures, plus interest. UBS Securities LLC acted as dealer manager in connection with the exchange offer and the rescission offer.

As of the expiration of the exchange offer and the rescission offer at 9:00 a.m., New York City time, on Friday, April 29, 2005, $392,249,000 aggregate principal amount of the old debentures had been tendered and accepted for exchange in the exchange offer and $68,000 aggregate principal amount of the old debentures had been tendered for repurchase in the rescission offer.

Holders who tendered old debentures for exchange will receive exchange debentures (CUSIP No. 172062AF8) pursuant to the terms of the exchange offer as described in the company's prospectus dated April 1, 2005. Holders who tendered old debentures for repurchase will receive $1,031.81 per $1,000 principal amount tendered, including interest. The exchange and repurchase of the old debentures are expected to occur on May 6, 2005.

The prospectus and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission's Web site (www.sec.gov) or from The Bank of New York Trust Company, N.A., the exchange agent for the offer. Questions regarding the exchange offer may be directed to The Bank of New York Trust Company, N.A., Corporate Trust Operations, Exchange Unit at (212) 815-3750.

A registration statement relating to the offers has been filed with the SEC and was declared effective on March 30, 2005. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.



                                              (BUILDING GRAPHIC)
                               6200 S. Gilmore Road, Fairfield, Ohio  45014-5141